                                                                     EXHIBIT 2.1


                               AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (the "Agreement") is made as of April 23, 1999, by and among Mario DeBerardinis and Jennifer DeBerardinis, both residents of New Jersey ("Sellers"), and American Wash Services, Inc. ("Buyer").

                                  BACKGROUND

     A. Sellers own and operate the car wash facility (the "Facility") having the street address of 215 West Camden Avenue, Moorestown, New Jersey. Sellers own the certain parcel of land described in Exhibit A hereto (the "Land"), together with certain related and appurtenant structures and other improvements thereon (the "Improvements"), and together with all fixtures, including without limitation trade fixtures; heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, sprinkler, security and exhaust systems and their component parts; pipes, pumps, storage and fuel tanks and other equipment and improvements affixed to or forming a part of, the Facility (collectively, the "Fixtures"), and together with all easements, hereditaments, rights and privileges appurtenant thereto (collectively, the "Real Estate").

     B. Sellers also own the personal property (collectively, the "Personalty") to be included in the sale of the business and assets that are located at the
Facility:

     (1) All computers, printers, vending machines, tools, hoses, brushes, auto wash equipment, auto wash conveyor, auto drying equipment, hydraulic lifts, and similar items in Sellers' possession or control, used in connection with, located in or on, or otherwise pertaining to the Facility, including without limitation the items specifically listed in Exhibit B hereto (collectively, the "Equipment").

     (2) All furnishings, supplies, sales and promotional materials, business files, customer records, computer programs and software (with applicable documentation and source codes), and any construction or "as-built" plans and specifications for the Facility in Sellers' possession or control, to the extent the foregoing are located in or on, or pertain to the operation of, the Facility.

     (3) All Sellers' retail inventory and operating inventory ("Inventory") pertaining to the operation of the Facility.

     C. Sellers also own the intangible personal property consisting of the following (collectively, the "Intangible Personal Property"):

     (1) All Permits (as defined in Section 4.8 below) pertaining to the operation of the Facility on the Real Estate;

     (2) All intellectual property used in connection with the Facility, including, without limitation, trademarks, and trade names (collectively, the "Intellectual Property"); and

     (3) Sellers' business and operations pertaining to the operation of the Facility, and all goodwill associated therewith (collectively, the "Business").

     D. The Real Estate, Personalty, Intangible Personal Property and the Business are sometimes referred to collectively hereinafter as the "Assets."

     E. Buyer has entered into a Merger Agreement dated March 26, 1999 ("Merger Agreement"), upon the closing of which it will merge with a subsidiary of Mace Security International, Inc. ("MSI").

     F. Sellers wish to sell, transfer and convey the Assets to Buyer, which is prepared to purchase and accept the same from Sellers, all for the purchase price and on the other terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS

     In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

     1.   Sale and Purchase.  Sellers hereby agree to sell, transfer and convey
          -----------------
the Assets to Buyer, and Buyer hereby agrees to purchase and accept the assets from Sellers, in each case for the purchase price and on and subject to the other terms and conditions set forth in this Agreement.

     1.1  Excluded Assets.  Any provision of this Agreement to the contrary
          ---------------
notwithstanding, the Assets shall not include claims for tax refunds and corporate records and documents and any other items identified in Exhibit "C" hereto (collectively, "Excluded Assets").

     1.2  Assumption of Liabilities.  Buyer shall assume at Closing (as
          -------------------------
hereinafter defined) and discharge all liabilities of Sellers under any of the following (collectively, the "Assumed Liabilities"): any written purchase order for Inventory by which Sellers are bound on the Closing Date (as hereinafter defined), which was made in the ordinary course of business, which was disclosed to Buyer in writing before Closing, and which is assigned to Buyer pursuant to this Agreement, to the extent such liabilities relate to performance on or after the Closing Date and inventory present at the Facility on the Closing Date.

     1.3  Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall
          --------------------
not assume or be liable for any of Sellers' liabilities or obligations whatsoever.

     2.   Purchase Price.  The aggregate purchase price for the Assets (the
          --------------
"Purchase Price") shall be $450,000, which, subject to the terms and conditions hereinafter set forth, shall be allocated among the Assets as follows: $350,000 to the Real Estate, $75,000 to the Equipment, and $25,000 to goodwill. The Purchase Price shall be paid to Sellers by Buyer as follows:

     2.1  Cash.  At the Closing, the Sellers shall transfer and deliver to Buyer
          ----
the Assets as hereinabove defined, and Buyer shall deliver to the Sellers cash at closing in the amount of $225,000.00 (the "Cash Payment") payable by wire transfer of good funds to such account as Sellers shall designate.

     2.2  MSI Stock.  At the Closing, Buyer shall deliver to Sellers a number of
          ---------
shares of common stock of MSI ("MSI Stock") having a value of $225,000, each share being valued at the closing price of the common stock on the Nasdaq Stock Market on April 23, 1999 ("Per Share Value").

     3.   Pre-Closing Operation.  Buyer and Sellers shall execute an Operating
          ---------------------
Agreement providing for Buyer to operate the Assets and the Facility from the date of such Operating Agreement until the Closing.

     4.   Covenants, Representations and Warranties of Sellers.    Sellers
          ----------------------------------------------------
covenant as follows, and represent and warrant to Buyer that the following statements are true and correct:

     4.1  Authority.  Sellers have full authority to approve and effect the
          ---------
transactions contemplated hereby. No consents of any third party are required for the execution and performance of this Agreement by Sellers.

     4.2  Title to and Condition of Assets.  Except as otherwise provided in
          --------------------------------
this Section 4, Sellers have and shall convey to Buyer at Closing good and marketable title to all of the Assets, free and clear of any mortgages, collateral assignments, security interests, liens, claims, charges or encumbrances (collectively, "Liens"). Sellers represent and warrant that no person or entity other than Sellers has any direct or indirect ownership interest in any Asset. No person or other entity has (1) any right or option to acquire all or any portion of the Assets, or (2) any tenancy or other interest or right of occupancy in or with respect to all or any portion of the Real Estate.

          4.2.1  Title to Real Estate. Sellers have good and marketable, fee
                 --------------------
simple title to the Real Estate, and at the time the sale is consummated, Sellers agree to convey good and marketable, fee simple title to the Real Estate to Buyer by special warranty deed. "Good and marketable, fee simple title" is hereby defined as title which is insurable by a Title Company acceptable to Buyer in its sole discretion ("Title Insurer") at its standard rates on an extended ALTA Owner Policy, without exception other than exceptions set forth in Exhibit "E" hereto ("Permitted Exceptions"). There are no leases in effect with regard to the Real Estate.

          4.2.2  Condition of Real Estate.  There is no material defect in,
                 ------------------------
mechanical failure of or damage to the Improvements, including the roof, structure, walls, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, sprinkler, security and exhaust systems and their component parts, auto wash equipment, auto wash conveyor, auto drying equipment, bolts, hydraulic lifts or other improvements on or forming a part of the Real Estate, except as listed on Exhibit F.

          4.2.3  Equipment. All of the Equipment included in the Assets is in
                 ---------
all material respects in good operating order and usable in the ordinary course of Sellers' business, and complies in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations (including fire, safety, environmental protection and pollution control) and approvals and consents issued thereunder. The Equipment consists of all equipment used in the operation and maintenance of the Facility and the Business. A true, complete and correct list of all Equipment is attached hereto as Exhibit B.

     4.3  "FIRPTA".  Sellers are not a "foreign person" as defined in Section
          --------
1445(f)(3) of the Internal Revenue Code, and Sellers shall deliver to Buyer an affidavit to such effect at Closing.

     4.4  Inventory.  Substantially all of Sellers' Inventory is in good and
          ---------
marketable condition and title thereto shall be conveyed to Buyer at Closing free and clear of any and all Liens other than Permitted Exceptions.

     4.5  Personalty.  The Personalty includes all the personal property
          ----------
required for ownership, operation and maintenance of the Real Estate, the Facility and the Business, and shall be conveyed to Buyer at Closing free and clear of any and all Liens other than Permitted Exceptions.

     4.6  Permits.  There are no permits, franchises, licenses, approvals or
          -------
consents of any Governmental or quasi-governmental authority with jurisdiction required for the ownership, use or operation of the Business or any other Asset except as set forth in Exhibit G (collectively, the "Permits").

     4.7  Further Matters Relating to Real Estate.
          ---------------------------------------

          4.7.1  Zoning. The zoning classification for the Real Estate permits
                 ------
the use of the Real Estate for the business currently conducted thereon, and the Real Estate fully complies with all relevant zoning laws and ordinances affecting the Real Estate.

          4.7.2  No Condemnation. There is no pending condemnation,
                 ---------------
expropriation, eminent domain, or similar proceeding affecting all or any portion of the Real Estate. No Seller has any knowledge that any such proceeding is contemplated.

          4.7.3  No Violations.  Sellers have received no notices of requests,
                 -------------
violations, orders, claims, citations, penalty assessments, orders, investigations or proceedings under any housing, building, safety, health, environmental, fire or zoning ordinances, codes and regulations of the respective jurisdictions within which the Real Estate is located (together, "Applicable Laws") or the certificate(s) of occupancy issued for the Real Estate.

          4.7.4  Environmental Matters. No polluting, toxic or hazardous
                 ---------------------
substances were used, generated, treated, stored, released, discharged or disposed of by the businesses conducted on the Real Estate by Sellers or, to the best of Sellers' knowledge, by others, at any time. No notification of release of a "hazardous substance", "hazardous waste", pollutant or contaminant regulated under the Clean Air Act, 42 U.S.C. (S)7401 et seq.; the Clean Water Act, 33 U.S.C. (S) 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. (S) 1401 et seq., the National Environmental Policy Act, 42 U.S.C. (S) 4321 et seq.; the Noise Control Act, 42 U.S.C. (S) 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. (S)651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.
(S)6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq.; the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.
(S)9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning, and Community Right-to-Know Act; the Toxic Substance Control Act, 15 U.S.C. (S)2601 et seq.; and the Atomic Energy Act, 42 U.S.C.
(S)2011 et seq.; all as may be amended, with implementing regulations and guidelines, or any state or local environmental law, regulation or ordinance, has been received by Sellers and, to the best of Sellers' knowledge, none has been filed as to the Real Estate, and the Real Estate is not listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any state list of hazardous substance sites requiring investigation or clean-up. No PCB-contamination, friable asbestos or formaldehyde-based insulation items are present at the Real Estate.

          4.7.5  Utilities. All water, sewer, gas, electric, telephone, and
                 ---------
other public utilities and all storm water drainage required by law or necessary for the operation of the Assets are installed, connected and operating in good condition.

          4.7.6  Mechanics' Liens. No work has been performed or is in progress
                 ----------------
at, and no materials have been furnished to, the Real Estate which, though not presently the subject of, might give rise to, mechanics', material suppliers', or other liens against the Real Estate or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Sellers shall promptly discharge the same at their cost.

     4.8  Employees.  There are no persons employed or engaged by Sellers in
          ---------
connection with the management, operation or maintenance of all or any portion of the Assets whose employment agreements may not be terminated at will.
Sellers have carried all necessary workers compensation insurance with respect to all employees, up to the date of Closing, have filed all tax returns and other required filings and have withheld and paid all amounts required by law to be withheld or paid in respect thereof. Sellers have received no notice of violation of any provision of OSHA or any rule or regulation relating to the health and safety conditions of Sellers' workplace.

     4.9  Employee Benefit Plans.  Sellers do not maintain any employee pension
          ----------------------
benefit plan or any employee welfare benefit plan, or any bonus, deferred compensation, stock purchase, stock option, stock warrant or other material fringe benefits arrangement. Sellers have no liability to, and know of no basis upon which any liability could be asserted again Sellers by the Pension Benefit Guaranty Corporation or any other party, under the Employee Retirement Income Security Act of 1974, as amended from time to time.

     4.10 Litigation.  There is no action, suit or proceeding pending or, to
          ----------
the knowledge of Sellers, threatened against or affecting all or any portion of the Assets, or relating to or arising out of the ownership, management or operation of all or any portion of the Assets, or this Agreement or the transactions contemplated hereby, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, whether or not covered by insurance. If any such action, suit or proceeding is commenced after the date of Closing and if the same relates to or arises out of the ownership, management or operation of the Assets prior to Closing, then Sellers shall cause their insurer to insure and defend against the same.

     4.11 Adequacy of Assets.  The Assets located on the Real Estate are all of
          ------------------
the assets normally used by Sellers in connection with the operation and maintenance of the Sellers' Business.

     5.   Covenants, Representations and Warranties of Buyer. Buyer covenants,
          --------------------------------------------------
represents and warrants to Sellers as follows:

     5.1  Authority.  Buyer has taken all corporate action necessary to approve
          ---------
and effect the transactions contemplated hereby. Buyer is a duly formed and validly existing corporation, organized and in good standing under the laws of its domicile and, to the extent required, is properly qualified to do business in the jurisdiction where the Real Estate is located.

     5.2  Commission Filings. Buyer will have delivered to Sellers by the
          ------------------
Closing Date current and all historical filings made by MSI on Forms 8-K, 10-K, 10-Q and Proxy Statements timely filed with the Securities and Exchange Commission ("SEC") for fiscal year ending December 31, 1998 (the "Public Reports"). The Public Reports accurately and completely describe, in all material respects, MSI's financial status, business operations and prospects as of the date of such filings and as of the date hereof, and do not omit any material fact(s) necessary to make the information contained in the filings not misleading.

     5.3  Issued Common Stock.  The MSI Stock to be issued pursuant to this
          -------------------
Agreement has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

     6.   Conditions Precedent to Buyer's Obligations.   All of Buyer's
          -------------------------------------------
obligations hereunder (including, without limitation, its obligation to purchase and accept the Assets from Sellers) are expressly conditioned on the satisfaction at or before the time of Closing hereunder or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer's option):

     6.1  Accuracy of Representations.  All of the covenants, representations
          ---------------------------
and warranties of Sellers contained in this Agreement shall have been true and correct when made, and shall be true and correct on the date of Closing with the same effect as if made on and as of such date. To evidence the foregoing, there shall be delivered to Buyer at Closing a certificate to that effect, dated the date of Closing, which certificate shall have the effect of a representation and warranty of Sellers made on and as of the date of Closing.

     6.2  Performance.  Sellers shall have performed, observed and complied with
          -----------
all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on their part prior to or as of Closing hereunder.

     6.3  Material Adverse Change.  Between the date hereof and the date of
          -----------------------
Closing, there shall have been no material adverse change in the financial condition of the Business or the physical condition of the Assets.

     6.4  Documents and Deliveries.  All instruments and documents required on
          ------------------------
Sellers' part to effect this Agreement and the transactions contemplated hereby, all as set forth herein generally and particularly in Section 10 hereof, shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein and otherwise reasonably satisfactory to Buyer and its counsel.

     6.5  Exhibits, etc.  The Exhibits and Schedules to this Agreement and all
          --------------
deliveries required to be made to Buyer hereunder shall have been furnished or made to Buyer and shall be satisfactory to it.

     6.6  Merger.  Closing shall have occurred under the Merger Agreement.
          ------

     7.   Conditions Precedent to Sellers' Obligations.  All of Sellers'
          --------------------------------------------
obligations hereunder (including, without limitation, its obligation to sell and convey the assets to Buyer) are expressly conditioned on the satisfaction at or before the time of Closing hereunder or at or before such earlier time expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Sellers, at Sellers' option):

     7.1  Accuracy of Representations.  All of the representations and
          ---------------------------
warranties of Buyer contained in this Agreement shall have been true and correct when made, and shall be true and correct on the date of Closing with the same effect as if made on and as of such date.

     7.2  Performance.  Buyer shall have performed, observed and complied with
          -----------
all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

     7.3  Documents and Deliveries.  All instruments and documents required on
          ------------------------
Buyer's part to effect this Agreement and the transactions contemplated hereby, all as set forth herein generally and particularly in Section 10 hereof, shall be delivered to Sellers and shall be in a form and substance consistent with the requirements herein and otherwise reasonably satisfactory to Sellers and their counsel.

     8.   Failure of Conditions.
          ---------------------

     8.1 In the event Sellers shall not be able to convey title to the Assets on the date of Closing in accordance with the provisions of this Agreement for any reason whatsoever, or if all of the conditions precedent set forth in
Section 6 hereof have not been satisfied in full at or prior to Closing, then Buyer shall have the following options (the "Termination Options"), exercisable by written notice to Sellers at or prior to the Closing, or at such earlier date as may be specified elsewhere in this Agreement, if applicable: (1) Buyer may terminate this Agreement, in which case the parties shall have no other rights or obligations hereunder, or (2) Buyer may waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, in which event any such waived objection shall become a Permitted Exception, provided, however, that in such event the Purchase Price shall automatically be reduced by the amount of any mortgage, judgment or other Lien other than a Permitted Exception not removed at or before Closing by Sellers, together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof. Any provision of this Section 8 to the contrary notwithstanding, if Sellers' inability to convey title or the failure of condition is due to a breach by Sellers in default of their obligations hereunder, then Buyer's remedies in respect thereof shall not be limited by the foregoing provisions of this Section 8 and Buyer shall be permitted to exercise forthwith any right, power or remedy available to Buyer by law, in equity or by contract.

     8.2 In the event Buyer shall not be able to deliver the Purchase Price at Closing in accordance with Section 10 below, Sellers may terminate this Agreement, in which case the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, provided, however, that in such event Sellers shall be reimbursed by Buyer for all reasonable title insurance company charges, reasonable survey charges, reasonable attorneys' fees and other reasonable out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement.

     9.   Certain Additional Covenants.
          ----------------------------

     9.1  Ordinary Course.  Between the date of execution of this Agreement and
          ---------------
the earlier of (i) the date of the Operating Agreement, or (ii) the date of Closing (the "Operating Transfer Date"), Sellers shall operate the Business in the ordinary course and manage the Assets in a normal businesslike manner, consistent with prior practices, making all necessary repairs and replacements required to keep the Assets in good repair and working order and in substantially the same condition as the date hereof, including ordering and maintaining on hand sufficient materials, supplies, equipment, inventory, fuel and other personal property (including, without limitation, replacements and replenishment of the Inventory) for the efficient operation and management of the Assets, through the Operating Transfer Date, in a first class manner. Sellers shall not execute any new Contract or take any other actions not in the ordinary course of business without Buyer's prior written consent, which consent will not be unreasonably withheld, or waive any material right or claim affecting the Assets. Sellers shall promptly notify Buyer of any change in any condition with respect to the Assets or of any event or circumstance which makes any representation or warranty of Sellers to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed.

     9.2  Inspection.  Upon reasonable prior notice given by Buyer, and to the
          ----------
extent it does not materially interfere with the operation of Sellers' Business, Sellers shall make the records available to Buyer for inspection, copying, and auditing by Buyer's designated accountants, and shall cooperate with Buyer in obtaining any and all permits, licenses, authorizations and other governmental approvals necessary for the operation of the assets as an auto wash and oil and lube center.

     9.3  Due Diligence Period. Buyer shall conduct due diligence upon the
          --------------------
Assets after the execution of this Agreement. If, within thirty days after the date of this Agreement (the "Due Diligence Period"), Buyer is not satisfied with the results of its investigation for any reason, Buyer shall be entitled to terminate this Agreement, in which case the parties shall have no other rights or obligations hereunder.

     9.4  Title Examination Period.  Sellers will contact the title company used
          ------------------------
in Sellers' purchase of the Real Estate to attempt to obtain a re-issue rate on title searches and examination immediately following execution of this Agreement. However Buyer shall be responsible for any charges related to said title examination and if Sellers' previous title company is unable to accommodate Sellers' request, Buyer will obtain and pay for a title examination and search from a title company acceptable to it. Buyer shall have ten days to examine title from last to occur of Buyers' receipt of the following: (i) a current title commitment with respect to the Real Estate, committing to an extended coverage owners policy of title insurance from the Title Insurer, in an amount equal to the fair market value of the Real Property, to include access and contiguity endorsements, and insuring title to the Real Estate to be in fee simple subject only to the Permitted Exceptions; (ii) copies of all documents noted as exceptions in the title commitment; and (iii) a current ALTA survey for the Real Estate (referred to herein as the "Title Examination Period"). If Buyer's examination of title reflects exceptions to title other than the Permitted Exceptions, Buyer shall so notify Sellers in writing specifying such defects prior to the expiration of the Title Examination Period. Sellers shall have thirty (30) days from receipt of written notice from Buyer within which to remove said defects, and if Sellers are unsuccessful in removing them within said time, Buyer shall have the option of either: (i) accepting the title in its then existing condition; or (ii) canceling this Agreement, whereupon the parties shall be released of all further obligations under this Agreement. Sellers agree that they will use best efforts to correct the defects in title within the time provided therefor, including the bringing of necessary suits. If such title defects, if any, are not cured by the date otherwise set for closing but are cured within the original or extended cure periods, as applicable, then closing shall occur within ten (10) days after the title has been cured, provided the other conditions of this Agreement to closing have been met.

     9.5   Restrictions on Transfer of Unregistered Stock.  The Sellers
           ----------------------------------------------
understand and agree that the following restrictions and limitations are applicable to the Sellers' purchase and resale or other transfer of the MSI Stock, pursuant to the Securities Act of 1933 (the "Act") or otherwise:

           9.5.1 Sellers agree that the MSI Stock shall not be sold or otherwise transferred, unless the MSI Stock is registered under the Act and state securities laws or is exempt therefrom.

           9.5.2 A legend in substantially the following form will be placed on the certificates evidencing the MSI Stock to be issued to the Sellers:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. These shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable states securities act or (ii) Mace Security International, Inc., shall have been furnished with an opinion of counsel, reasonably satisfactory to counsel for Mace Security International, Inc., that registration is not required under any such acts."

           9.5.3 Stop transfer instructions will be imposed with respect to the MSI Stock issued to Sellers pursuant to this Agreement so as to restrict resale or other transfer thereof except in accordance with the foregoing provisions of this Agreement.

     9.6   Representations as to Private Offering.  The MSI Stock is being
           --------------------------------------
delivered to the Sellers in a private placement under Section 4.2 of the Act and under Regulation D promulgated under the Act. To induce Purchaser to issue the MSI Stock, Sellers represent and warrant as follows:

           9.6.1 Sellers represent and warrant that they are residents of New Jersey and are accredited investors, as that term is defined in Regulation D under the Act.

           9.6.2 Sellers acknowledge that they have received a copy of the Public Reports.

           9.6.3 Sellers represent and warrant that the MSI Stock is being acquired for their own account without a view to public distribution or resale and that the Sellers have no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of MSI Stock, or any portion thereof, to any other person.

           9.6.4 The Sellers represent and warrant that, in determining to acquire the MSI Stock, they have relied solely upon their independent investigation, including the advice of their legal counsel and accountants or other financial advisers or purchaser representatives, and have, during the course of discussions concerning their acquisition of the MSI Stock, been offered the opportunity to ask such questions and inspect such documents concerning MSI and its business and affairs as they have requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied.

           9.6.5 THE SELLERS ACKNOWLEDGE THAT THE ACQUISITION OF THE MSI STOCK INVOLVES A HIGH DEGREE OF RISK, and represent and warrant that they can bear the economic risk of the acquisition of the MSI Stock, including the total loss of their investment.

           9.6.6 The Sellers represent and warrant that (i) they have adequate means of providing for their current needs and financial contingencies, (ii) they have no need for liquidity in this investment, (iii) they have no debts or other obligations, and cannot reasonably foresee any other circumstances, that are likely in the future to require them to dispose of the MSI Stock, and (iv) all their investments in and commitments to non-liquid investments are, and after their acquisition of the MSI Stock will be reasonable in relation to their net worth and current needs.

           9.6.7 The Sellers understand that no federal or state agency has approved or disapproved the MSI Stock or made any finding or determination as to the fairness of the MSI Stock for investment.

           9.6.8 The Sellers understand that the MSI Stock is being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of Sellers to acquire the MSI Stock.


     10.   Closing; Deliveries.
           -------------------

     10.1  Closing.  The Closing under this Agreement (the "Closing") shall be
           -------
held at 10:00 A.M. on the first business day after the date that is seven (7) days after closing occurs under the Merger Agreement, provided all conditions to closing, including those set forth in Section 9.3, have been met, at the offices of Buyer, in Mount Laurel, New Jersey, unless another time, date or place is agreed to in writing by Sellers and Buyer. If all conditions to closing have been met except for the condition set forth at Section 6.6 above, this Agreement may be extended for an additional thirty days upon notice by either party to the other. If after such extension the Closing shall not have occurred solely because of the failure of a closing to occur under the Merger Agreement, as set forth in Section 6.6 above, then either party may terminate this Agreement upon written notice to the other party, whereupon this Agreement shall become void and be of no further force and effect and no party hereto shall have any further liability to any other party.

     10.2  Sellers' Deliveries.  At Closing, Sellers shall deliver to Buyer the
           -------------------
following (all in form and substance satisfactory to Buyer and Buyer's counsel) (sometimes referred to hereinafter, together with this Agreement, the Exhibits and Schedules hereto and all other certificates, affidavits and documents to be delivered pursuant to this Agreement by Sellers, collectively as the "Asset Transfer Documents"):

           10.2.1 A Special Warranty Deed to the Real Estate, duly executed and acknowledged by Sellers and in proper form for recording, conveying fee simple title to the Real Estate to Buyer.

           10.2.2 A warranty bill of sale for all of the Personalty and the Inventory, duly executed and acknowledged by Sellers.

           10.2.3 One or more assignments assigning to Buyer all Intangible Personal Property, including without limitation all Assigned Contracts and assignable Permits, together with the original of each such Assigned Contract and Permit.

           10.2.4 The originals of all certificates of occupancy and all other materials identified in the Exhibits hereto and then in Sellers' possession, and all other records and files relating to the construction, operation and maintenance of the Assets (all of which Buyer shall make available to Sellers for a period of three (3) years after Closing).

           10.2.5 Such affidavits or letters of indemnity as the Title Insurer shall require in order to issue, without extra charge, policies of title insurance for the Real Estate free of any exceptions for unfiled mechanics' or materialmen's liens for work performed prior to Closing.

           10.2.6  Keys to all locks of the Assets.

           10.2.7  The certificate required by Section 6.1 hereof.

           10.2.8 The Foreign Investors Real Property Tax Act Certification and Affidavit.

           10.2.9 All other instruments and documents reasonably required on the part of Sellers to effectuate this Agreement and the transactions contemplated thereby.

     10.3  At Closing, Buyer shall deliver to Sellers the following:

           10.3.1  The Cash Payment.

           10.3.2  The MSI Stock.

     11.   Apportionments; Taxes; Bulk Sales; Expenses.
           -------------------------------------------

     11.1  Apportionments.  Except as otherwise specifically provided below, all
           --------------
expenses and obligations relating to the operation of the Assets (including, without limitation, real estate taxes; charges under each lease; payroll and employee benefits; insurance premiums; security deposits; and management fees) shall be pro rated between Buyer and Sellers as of midnight of the day preceding the date of Closing. Whether amounts are allocable for the above purposes for the period before or after Closing shall be determined in accordance with generally accepted accounting principles using the accrual method. Sellers shall be responsible for, and shall pay at Closing, any and all accrued vacation time, accrued wages and salary, bonuses or other benefits accrued by the employees of the Facility prior to the Operating Transfer Date.

           11.1.1  Taxes.  All real estate taxes, charges and assessments
                   -----
affecting the Real Estate shall be pro rated on a per diem basis as of midnight of the day preceding the date of Closing, disregarding any discount or penalty and on the basis of the fiscal year of the authority levying the same. If any of the same have not been finally assessed, as of the date of Closing, for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted immediately when and if final bills are issued; but if on the date of Closing, the Real Estate shall be affected by any special assessment, then all unpaid installments of such assessment (including those which are to become due and payable after Closing) shall be paid and discharged by Sellers prior to or at Closing.

           11.1.2  Utilities.  Charges for water, electricity, sewer rental,
                   ---------
gas, telephone and all other utilities shall be pro rated on a per diem basis as of midnight of the day preceding the Operating Transfer Date, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. The charges therefor shall be adjusted at the Closing on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Sellers and Buyer shall cooperate to cause the transfer of the Business's utility accounts and telephone numbers from Sellers to Buyer.

           11.1.3  Insurance Premiums.  If Buyer shall elect to accept any
                   ------------------
transferable Insurance Policies, the premiums payable thereon shall be pro rated on a per diem basis on the terms set forth in this Section 11.1.

     11.2  Expenses.  Each party will pay all its own expenses incurred in
           --------
connection with this Agreement and the transactions contemplated hereby including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Sellers, in addition to their other expenses, shall pay one-half of all transfer taxes and/or documentary stamps associated with the transfer and conveyance of the Real Estate; Buyer, in addition to its other expenses, shall pay (1) one-half of all transfer taxes and/or documentary stamps associated with the transfer and conveyance of the Real Estate, (ii) the costs of any surveys prepared at Buyer's request, (iii) all title insurance premiums associated with the transfer of each Facility, and (iv) all recording charges for Real Estate transfer documents.

     11.3  Bulk Sales.  Sellers will be responsible for all taxes, payments,
           ----------
compliance and notification required under Section 22(c) of the New Jersey State Sales and Use Tax Act and Section 15 of the New Jersey Business Personal Property Tax Act. Any amount required to be held in escrow By the New Jersey Division of Taxation shall be withheld from the Purchase Price and held by Robert J. Campbell, Jr., Esq., in his escrow account to protect the interests of Buyer and the State of New Jersey, until receipt of a letter from the Division of Taxation authorizing the release of said funds.

     12.   Damage or Destruction: Condemnation; Insurance.
           ----------------------------------------------

     12.1  Termination by Buyer.  If at any time prior to the date of Closing
           --------------------
all or any portion of the Assets are destroyed or damaged as a result of fire or any other casualty whatsoever and the cost of restoring such damage exceeds 5% of the Purchase Price, or if all or any portion of the real Estate is condemned or taken by eminent domain proceedings by any public authority or if a notice of any such prospective condemnation or taking is given by any public authority, then, at the option of Buyer, this Agreement shall terminate and shall be canceled with no further liability of either party to the other. Sellers shall give Buyer prompt written notice of any casualty or any actual or threatened taking.

     12.2  No Termination.  If there is any partial or total damage or
           --------------
destruction or condemnation or taking, as above set forth, and if Buyer elects not to terminate (or is not permitted to terminate) this Agreement as therein provided, then (1) in the case of a taking, all condemnation proceeds paid or payable to Sellers shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, and Sellers shall further execute all assignments and any other documents or other instruments as Buyer may reasonably request or as may be necessary to transfer all interest in all such proceeds to Buyer or to whomever Buyer shall direct; and (2) in the case of a casualty, Buyer shall have all rights to any insurance proceeds paid or payable under all insurance policies maintained by Sellers. Sellers agree to maintain casualty insurance on the Facility at all times prior to Closing in amounts equal to at least 80% of the replacement cost under policies with deductibles not exceeding $1,000.

     12.3  Dispute Resolution.  In the event of a dispute between Sellers and
           ------------------
Buyer with respect to the cost of restoration under Section 12.1 or 12.2 above, an architect designated by Sellers and an architect designated by Buyer shall select an independent architect licensed to practice in the jurisdiction where the Real Estate is located who shall resolve the dispute. All fees, costs and expenses of the architect so selected shall be shared equally by Buyer and Sellers.

     13.   Defaults Prior to Closing.
           -------------------------

     13.1  Default by Buyer.  If Closing shall not occur by reason of Buyer's
           ----------------
default under this Agreement, then Sellers may terminate this Agreement and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

     13.2  Default by Sellers.  In the event Sellers are in default under this
           ------------------
Agreement at or prior to Closing and if as a result thereof a Closing hereunder shall not occur, then Buyer shall be entitled to pursue any rights, powers or remedies available to Buyer by law, in equity or by contract, including specifically, but without limitation, the right: (1) to specifically enforce this Agreement against Sellers; or (2) to terminate and cancel this Agreement, in which event Sellers shall reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in connection with the transactions contemplated by the Agreement, and thereupon this Agreement shall terminate and the parties shall be relieved of all further obligation and liability hereunder.

     14.   Indemnifications.
           ----------------

     14.1  Indemnity by Sellers.  From and after the Closing Date, Sellers shall
           --------------------
jointly and severally indemnify, defend and hold harmless Buyer and its shareholders, directors, officers and employees (collectively, the "Buyer Indemnified Parties"), from and against and in respect of, and shall on demand pay to the Buyer Indemnified Parties the full amount of any and all losses and/or liabilities (including without limitation reasonable attorneys' fees) suffered or incurred by any Buyer Indemnified Party due to, by reason of, or the existence of which would constitute: (i) any untrue representation, breach of warranty or breach or non-fulfillment of any covenant or agreement by Sellers contained in any Asset Transfer Document; (ii) any Tax unpaid and owing by Sellers, including without limitation any payroll, unemployment or social security taxes, and any withholdings in respect thereof, any income, excise, use, personal property, stock or franchise, use and occupancy, real estate, business or sales tax, any assessments and impositions and any and all interest and penalties associated therewith unpaid and owing by Sellers; (iii) any liability arising out of, relating to or connected with any act or omission in respect of the Assets accruing prior to the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, attorneys' fees and expenses, incurred by any Buyer Indemnified Party incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     14.2  Indemnity by Buyer.  From and after the Closing Date, Buyer shall
           ------------------
indemnify, defend and hold harmless Sellers, their heirs, successors and assigns (collectively, the "Sellers Indemnified Parties"), from and against and in respect of, and shall on demand pay to the Sellers Indemnified Parties the full amount of any and all losses and/or liabilities (including without limitation reasonable attorneys' fees) suffered or incurred by any Sellers Indemnified Party due to, by reason of, or the existence of which would constitute: (i) any untrue representation, breach of warranty or breach of non-fulfillment of any covenant or agreement by Buyer contained in this Agreement; (ii) any liability arising out of, relating to or connected with any act or omission in respect of the Assets accruing after the Closing Date; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, costs and expenses, including without limitation, attorneys' fees and expenses, incurred by any Sellers Indemnified Party incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     15.   Undertakings by Sellers and Buyer.   In addition to the obligations
           ---------------------------------
required to be performed hereunder by Sellers and Buyer at Closing, Sellers and Buyer each agree to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby and to vest title to the assets in Buyer or Buyer's nominee.

     16.   Tender.  Formal tender of an executed deed and purchase money is
           ------
hereby waived, but nothing herein shall be deemed a waiver of the obligation of Sellers to execute, acknowledge and deliver the deed or other instruments referred to in Section 10 or the concurrent obligation of Buyer to pay the Cash Payment at Closing as provided in Section 2.

     17.   Notices.    All notices and other communications hereunder shall be
           -------
in writing (whether or not a writing is expressly required hereby), and shall be hand delivered or sent by an express delivery service that keeps written records of delivery, and shall be deemed to have been given when received or refused by the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby):

     17.1  If to Sellers:
           347 Tom Brown Road
           Moorestown, New Jersey  08052

     17.2  If to Buyer:
           c/o Robert M. Kramer & Associates, P.C.
           1150 First Avenue, Suite 900
           King of Prussia, Pennsylvania  19406

     18.   Brokers.  Each party represents to the other that neither has made
           -------
any agreement or taken any action which may cause any broker, agent or person to become entitled to a brokerage or other fee or commission as a result of the transactions contemplated by this Agreement; and Sellers and Buyer each hereby indemnify and shall defend the other from any and all claims, actual or threatened, for compensation by any third person by reason of such party's breach of its representation or warranty contained in this Section 18.

     19.   Miscellaneous.
           -------------

     19.1  Assignability.  Buyer may not assign or transfer any portion or all
           -------------
of its rights or obligations under this Agreement to any other individual, entity or other person other than an entity in which Buyer is a shareholder or the shareholders of Buyer are shareholders without the consent thereto by Sellers. Upon any permitted assignment the assignee shall be deemed to be the Buyer hereunder for all purposes hereof and have all the rights of Buyer hereunder.

     19.2  Governing Law; Parties in Interest.  This Agreement shall be governed
           ----------------------------------
by the laws of the State of New Jersey, and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

     19.3  Computation of Time.  In computing any period of time pursuant to
           -------------------
this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday in New Jersey, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday.

     19.4  Headings.  The headings preceding the text of the paragraphs and
           --------
subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     19.5  Counterparts.  This Agreement may be executed simultaneously in two
           ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19.6  Exhibits.  All Exhibits which are referred to herein and which are
           --------
attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement. To the extent that the form of any Exhibit intended to be attached hereto has not been completed at the time of execution of this Agreement, the parties agree to negotiate in good faith to agree upon the form of such Exhibit within fifteen (15) days after the date hereof.

     19.7  Survival.  All covenants, representations, warranties and other
           --------
provisions herein shall survive Closing and delivery of the deed to the Real Estate and delivery of the Assets for a period of three years, notwithstanding any examination made by or on behalf of the parties hereto and any knowledge, actual or constructive, which Buyer may have as to the inaccuracy of any representation or warranty of Sellers.

     19.8  Entire Agreement; Amendments.  This Agreement and the Exhibits hereto
           ----------------------------
set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     20.   Covenant Not to Compete.    Sellers do hereby agree that for a period
           -----------------------
of five (5) years from the date of Closing, within the Township of Moorestown in the State of New Jersey, they will not directly or indirectly be involved in owning or operating any auto wash business or other activity in direct or indirect competition with the business being sold pursuant to this Agreement.
If requested by Buyer, Sellers shall execute and deliver at Closing a covenant further evidencing their agreement to be bound by the foregoing covenant not to compete, in form satisfactory to Buyer and its counsel.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


Sellers:



 /s/ Mario DeBerardinis
------------------------------
Mario DeBerardinis



 /s/ Jennifer DeBerardinis
------------------------------
Jennifer DeBerardinis

BUYER:

AMERICAN WASH SERVICES, INC.


By: /s/ Robert Kramer
    --------------------------
    Robert Kramer, Vice President